SCHEDULE 14A INFORMATION

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Huron Consulting Group Inc.

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550 W. Van Buren Street

Chicago, IL 60607

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 8, 2007

The Annual Meeting of Stockholders of Huron Consulting Group Inc. (the “Company”) will be held at the Company’s offices located at 1120 Avenue of the Americas, New York, New York 10036 on May 8, 2007, at 2:00 p.m., Eastern Daylight Savings Time, for the following purposes:

1) To elect three directors to the board of directors;

2) To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s auditor for the fiscal year ending December 31, 2007; and

3) To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Only stockholders of record at the close of business on March 12, 2007 will be entitled to notice of and to vote at the meeting.

Stockholders, whether or not they expect to be present at the meeting, are requested to sign and date the enclosed proxy, which is solicited on behalf of the board of directors, and return it promptly in the envelope enclosed for that purpose. Any person giving a proxy has the power to revoke it at any time prior to the meeting, and stockholders who are present at the meeting may withdraw their proxies and vote in person.

By Order of the Board of Directors

Natalia Delgado, Corporate Secretary

Chicago, Illinois

March 23, 2007

PROXY STATEMENT

for

ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of proxies to be voted at the 2007 Annual Meeting of Stockholders of Huron Consulting Group Inc. (the “Company,” “Huron,” “we” or “us”). The 2007 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on Tuesday, May 8, 2007 at 2:00 p.m., Eastern Daylight Savings Time, at the Company’s offices located at 1120 Avenue of the Americas, New York, New York 10036. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about March 23, 2007.

GENERAL INFORMATION ABOUT THE MEETING

Quorum and Voting Requirements

The Company has one class of common stock. Each share of common stock is entitled to one vote on each matter to be voted upon at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors. Only stockholders of record at the close of business on March 12, 2007 (the “Record Date”) will be entitled to vote at the Annual Meeting. As of the Record Date, there were 18,833,855 shares of common stock issued and outstanding.

The accompanying proxy is solicited from the holders of record of the common stock on behalf of the board of directors of the Company and is revocable at any time by giving written notice of revocation to the Secretary of the Company prior to the Annual Meeting or by executing and delivering a later-dated proxy by mail prior to the Annual Meeting. Furthermore, the stockholders who are present at the Annual Meeting may revoke their proxies and vote in person. All shares of the Company’s common stock represented by properly executed and unrevoked proxies will be voted by the proxies in accordance with the directions given therein. Where no instructions are indicated, properly executed proxies will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the Annual Meeting. The directors expect shares of common stock held by executive officers and directors of the Company will be voted “FOR” such proposals.

A quorum consisting of at least one-third of shares of common stock issued and outstanding must be present at the meeting for any business to be conducted. Shares of common stock entitled to vote and represented by properly executed, returned and unrevoked proxies, including shares with respect to which votes are withheld, abstentions are cast or there are broker non-votes, will be considered present at the meeting for purposes of determining a quorum.

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors

The Company’s third amended and restated certificate of incorporation divides the Company’s board of directors into three classes, with each class being elected to a staggered three-year term.

The board of directors has nominated James D. Edwards, Gary E. Holdren and John McCartney as Class III Directors to be voted upon at the 2007 Annual Meeting. George E. Massaro and H. Eugene Lockhart are Class I Directors serving terms ending at the 2008 Annual Meeting. DuBose Ausley and John S. Moody are Class II Directors serving terms ending at the 2009 Annual Meeting.

This Proxy Statement relates only to the solicitation of proxies from the stockholders with respect to the election of three Class III Directors to be elected by them and the other matters described herein. The board of directors knows of no reason that Mr. Edwards, Mr. Holdren or Mr. McCartney might be unavailable to serve as the Class III Directors, and each has expressed an intention to serve, if elected. If any of Mr. Edwards, Mr. Holdren or Mr. McCartney is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute nominee as the board of directors may recommend. There are no arrangements or understandings between any of the persons nominated to be a Class III Director and any other person pursuant to which any of such nominees was selected.

The election of a director requires the affirmative vote of a plurality of the shares of common stock present in person or represented by proxy at the meeting that are voted; provided that a quorum of at least one-third of the outstanding shares of common stock entitled to vote is represented at the meeting. Shares of common stock held by stockholders electing to abstain from voting and “broker non-votes” will be counted toward the presence of a quorum but will not be considered present and voting. Therefore, abstentions and “broker non-votes” will have no impact on the election of directors. Properly executed proxies submitted pursuant to this solicitation will be voted for the election of Mr. Edwards, Mr. Holdren and Mr. McCartney as Class III Directors, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF MR. EDWARDS, MR. HOLDREN AND MR. MCCARTNEY AS CLASS III DIRECTORS.

The tables below set forth certain information regarding the directors of the Company.

Nominees to Board of Directors

Name	Age	Principal Occupation	Director Since	Class and Year in Which Term Expires
James D. Edwards	63	Retired, Managing Partner—Global Markets at Arthur Andersen LLP	2004	Class III 2007

Gary E. Holdren	56	Chairman, Chief Executive Officer and President of Huron Consulting Group Inc. and Huron Consulting Services LLC, our principal operating subsidiary	2004	Class III 2007

John McCartney	54	Chairman, Westcon Group, Inc. and A.M. Castle Corporation	2004	Class III 2007

James D. Edwards was appointed to our board of directors on October 12, 2004. Mr. Edwards retired in 2002 as managing partner—global markets of Arthur Andersen LLP, a position he had held since 1998. Mr. Edwards began his career with Arthur Andersen LLP in 1964 and served in several positions after that time. Mr. Edwards is also a director of IMS Health Incorporated, a global provider of information solutions to the pharmaceutical and healthcare industries, Transcend Services, Inc., a provider of medical transcription services to the healthcare industry, and Crawford & Company, a global provider of claims management solutions. Mr. Edwards is a member of the American Institute of Certified Public Accountants.

Gary E. Holdren has served as our Chief Executive Officer and President and as a director since May 2004, as Chief Executive Officer of Huron Consulting Services LLC, our principal operating subsidiary, since June 2003 and President of Huron Consulting Services LLC since we commenced operations in May 2002. He was elected chairman of the board of directors on November 3, 2004. Previously, he was a partner and the midwest director of global client services of Arthur Andersen LLP, where he also served on the U.S. management committee from 1991 to 1998 and the executive council of Andersen Worldwide from 1994 to 1998. Mr. Holdren has more than 30 years of experience consulting with corporations and legal counsel on complex financial and business matters, as well as broad experience serving as an expert witness. He has extensive consulting experience in international tax, antitrust and corporate civil damages and has testified as an accounting and industry expert in federal tax court and federal district courts. Mr. Holdren is a member of the boards of directors of Children’s Memorial Hospital and the Association of Management Consulting Firms. He also serves on the executive committee and board of trustees of The Joffrey Ballet of Chicago, as well as on the boards of trustees of the Lyric Opera of Chicago and the Peggy Notebaert Nature Museum. Mr. Holdren is a member of the Business Advisory Council of the Richard T. Farmer School of Business, Miami University, and a member of the advisory board of Cowboy Dreams, a Chicago-area charitable organization. Mr. Holdren is a certified public accountant.

John McCartney was appointed to our board of directors on October 12, 2004. Since January 2001, he has served as chairman of the board of directors of Westcom Group Inc., a specialty distributor of networking and communications equipment, on whose board he has served since August 1998. He was elected chairman of the board of directors of A.M. Castle Corporation, a steel distributor, on January 25, 2007, and has served on that board since 1998. Mr. McCartney served as vice chairman of the board of directors of Datatec Limited, a networking technology and services company, from October 1998 until May 2004. Since December 2003, he has served as chairman of the board of First Circle Medical, Inc., a privately-held medical therapy company. From June 1997 to March 1998, he held the position of president of 3Com Corporation’s Client Access Unit. He joined the executive management team of US Robotics in March 1984 as vice president and chief financial officer and served in various executive capacities until serving as president and chief operating officer of US Robotics from January 1996 until its merger with 3Com Corporation in June 1997. Mr. McCartney is a certified public accountant.

Directors Not Standing For Election

Name	Age	Principal Occupation	Director Since	Class and Year in Which Term Expires
H. Eugene Lockhart	57	Partner and Chairman, Financial Institutions, Diamond Castle Holdings LLC	2006	Class I 2008

George E. Massaro	59	Vice Chairman of the Board	2004	Class I 2008

DuBose Ausley	69	Attorney, Ausley & McMullen	2004	Class II 2009

John S. Moody	58	President, Proterra Realty	2004	Class II 2009

H. Eugene Lockhart was elected to Huron’s board of directors on December 5, 2006. Since 2005, Mr. Lockhart has served as a partner and chairman, Financial Institutions, of Diamond Castle Holdings LLC in New York, a private equity investment firm. Mr. Lockhart is also a director of IMS Health Incorporated, a global provider of information solutions to the pharmaceutical and healthcare industries; Radio Shack Corporation, a retail seller of consumer electronic goods and services; and Asset Acceptance Capital Corp., a purchaser of accounts receivable portfolios from consumer credit originators. Since 2002, Mr. Lockhart has been a venture partner at Oak Investment Partners, a multi-billion dollar venture capital firm. Prior to that, from 2000 to 2002, he served as chairman and chief executive officer of New Power Holdings, a retail provider of energy to homes and small businesses throughout the United States. On June 11, 2002, New Power Holdings, Inc. and its subsidiaries filed voluntary petitions with the U.S. Bankruptcy Court for the Northern District of Georgia seeking reorganizations under Chapter 11 of the U.S. Bankruptcy Code. The related plan of reorganization was confirmed in October 2003, and thereafter all creditors were fully paid and liquidated proceeds were paid to shareholders. From 1999 to 2000, Mr. Lockhart was president of Consumer Services for AT&T. His prior positions include President of Global Retail Bank and Bank of America, as well as President and Chief Executive Officer of MasterCard International. Mr. Lockhart received an MBA from The Darden School at the University of Virginia.

George E. Massaro has served as a director since May 2004 and Vice Chairman since March 2005. Effective January 1, 2006, Mr. Massaro ceased to be an executive officer of the Company, retaining his role as Vice Chairman, and dedicating his efforts to critical strategic initiatives for us, including major client assignments. He served as our Chief Operating Officer and as Chief Operating Officer of Huron Consulting Services LLC from June 2003 until March 2005. Mr. Massaro joined Huron Consulting Services LLC in August 2002 as a managing director and subsequently became the leader of our disputes and investigations and valuation services practices. Previously, he served as the managing partner of Arthur Andersen LLP’s 1,200-person New England practice from 1998 to 2002 and managing partner of the Boston office from 1995 to 1998. Mr. Massaro has served clients in the financial services and high technology industries. Mr. Massaro serves as a director of Charles River Laboratories, a provider of research products and preclinical services for the biomedical community, and of Eastern Bank Corporation, an independent mutual bank holding company in New England. He is a certified public accountant.

DuBose Ausley was appointed to our board of directors on October 12, 2004. He is an employee of Ausley & McMullen, a law firm in Tallahassee, Florida, where he was chairman for more than 25 years prior to June 2002. Mr. Ausley is a director of Capital City Bank Group, Inc., a financial services holding company, Tampa Electric Co., Inc., a public utility operating in the State of Florida, and its parent, TECO Energy, Inc., and Blue Cross and Blue Shield of Florida, Inc. He was also chairman of the Capital City Bank Group, Inc. from 1982 to 2003. Mr. Ausley received a J.D. from the University of Florida School of Law.

John S. Moody was appointed to our board of directors on November 8, 2005. He is president of Proterra Realty, which is a startup fund manager investing in real estate in Houston, Texas. He joined the board of directors of Potlatch Corp. in September 2005. From 2001 to 2005, he served on the boards of directors of three publicly held REITs: Keystone Property Trust, CRIIMI MAE, Inc., and Equity Office Properties Trust. From 2004 until October 2005, Mr. Moody served as president and chief executive officer of HRO Asset Management, LLC, a real estate advisory business. Prior to that, from 2001 to 2004, Mr. Moody served as president of Marsh & McLennan Real Estate Advisors, Inc., a business that directed the execution of real estate projects and transactions for Marsh & McLennan. From 1995 to 2000, Mr. Moody was president and chief executive officer of Cornerstone Properties, Inc., an REIT that acquired, developed and operated large-scale Class A office buildings in major markets throughout the United States and that merged into Equity Office Properties Trust. Mr. Moody received a J.D. from The University of Texas School of Law.

Executive Officers

The Company’s executive officers are as follows:

Name	Age	Position
Gary E. Holdren	56	Chairman of the Board, Chief Executive Officer and President
Daniel P. Broadhurst	48	Vice President, Operations and Business Strategy and Assistant Secretary
Gary L. Burge	53	Vice President, Chief Financial Officer and Treasurer
Natalia Delgado	53	Vice President, General Counsel and Corporate Secretary
Mary M. Sawall	51	Vice President, Human Resources

Gary E. Holdren’s biographical information is provided above under the caption “Election of Directors—Nominees to Board of Directors.”

Daniel P. Broadhurst was named Huron’s Vice President, Operations and Business Strategy on January 1, 2007. He served as our Vice President of Operations from March 2005 through December 2006. He has served as Vice President and Assistant Secretary of Huron Consulting Services LLC since January 2004 and as a Managing Director of Huron Consulting Services LLC since May 2002. Mr. Broadhurst served as our Vice President, Quality and Corporate Development from May 2004 to March 2005 and as Assistant Secretary since May 2004. Mr. Broadhurst assists with the day-to-day operations and works closely with the Vice Presidents of Legal Operational Consulting, Legal Financial Consulting, Corporate Consulting and Health and Education Consulting regarding practice performance, resource planning and all other aspects of business planning. He also continues to serve selected clients and oversees our quality assurance and risk management group. His expertise covers large and complex accounting and litigation matters related to international and domestic tax law, regulatory issues, breach of contract, purchase price disputes, intellectual property, fraud, tort, environmental, and other claims against government agencies. Previously, Mr. Broadhurst served as managing partner of Arthur Andersen LLP’s 450-person central region economic and financial consulting group from 1998 through 2002 and managing partner for the central region litigation consulting group from 1996 through 1997. Mr. Broadhurst serves as treasurer and is a board member of the Illinois CPA Society. He is a certified public accountant.

Gary L. Burge has served as our Vice President, Chief Financial Officer and Treasurer since May 2004 and as Vice President, Chief Financial Officer and Treasurer of Huron Consulting Services LLC since November 2002. Prior to joining us, he served as the chief financial officer for PrimeCo Wireless Communications from 2001 to 2002. From 1999 to 2001, Mr. Burge served as chief financial officer for Morningstar, Inc., a globally recognized provider of investment information and services to the individual and institutional marketplace. During his career, he has also held various senior management and leadership roles with 360° Communications Company, a wireless communications company, Sprint Corporation, a global communications company, and Centel Corporation, a telecommunications company, where he held positions in finance, information technology, engineering and mergers and acquisitions. Mr. Burge began his career in professional services with Deloitte & Touche LLP. He is a member of the Department of Accountancy Advisory Board of Northern Illinois University. Mr. Burge is a certified public accountant.

Natalia Delgado has served as our General Counsel and Corporate Secretary since September 2004. She was appointed Vice President on March 1, 2006. From January 1999 to September 2004, she was a principal at the law firm of Goldberg, Kohn, Bell, Black, Rosenbloom & Moritz, Ltd. Prior to that, Ms. Delgado was a partner at the law firm of Jenner & Block. During her career in private practice, Ms. Delgado represented clients in securities and corporate matters, including public offerings, mergers and acquisitions and corporate restructurings. Her practice has also involved advising clients regarding compliance with securities laws and corporate governance. She is admitted to practice law in the states of Illinois and New York. Ms. Delgado is a member of the boards of directors of the National Women’s Law Center, Appleseed and Midtown Educational Foundation.

Mary M. Sawall has served as our Vice President, Human Resources since May 2004, as Vice President, Human Resources of Huron Consulting Services LLC since January 2004 and as Managing Director and head of Human Resources of Huron Consulting Services LLC since May 2002, when we commenced operations. Previously, she was executive vice president of human resources at Encore Development, a technology solutions provider, from 2000 to 2002, and at marchFIRST Inc., a global business and technology solutions provider, from 1998 to 2000. She has also served as director of human resources for the Illinois practice of Deloitte & Touche LLP and has held financial and administrative management positions at Booz Allen Hamilton, a global strategy and technology consulting firm, and Cambridge Associates, a provider of investment and financial research and consulting services to nonprofit institutions.

Director Independence

Our Corporate Governance Guidelines require that the board of directors make an annual determination regarding the independence of each of our directors. The board of directors has determined that Messrs. Ausley, Edwards, Lockhart, McCartney and Moody are “independent” as defined in the applicable listing standards of The NASDAQ Stock Market, Inc. (“NASDAQ”). In making its determination, the board of directors considered the standards of independence set forth in the NASDAQ Corporate Governance Listing Standards and all relevant facts and circumstances to ascertain whether there was any relationship between a director and the Company that, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of the director, or any material relationship with the Company (either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company). The board of directors also considered the following: the lease by the Company of a facility in which Mr. Ausley owns a partnership interest, as well as the employment by the Company of an immediate family member of Mr. Moody for compensation commensurate with his peers. The board of directors concluded that neither of the relationships identified above violated the NASDAQ categories of independence and both relationships were immaterial and did not impair the independence of the directors. Moreover, neither of the identified relationships was significant enough to require disclosure pursuant to Item 404 of Regulation S-K under the caption “Executive Compensation—Certain Relationships and Related Transactions.”

Board Meetings and Committees

The board of directors conducts its business through meetings of the full board, actions taken by written consent in lieu of meetings and by the actions of its committees. During 2006, the board of directors held ten meetings.

During 2006, all directors attended at least 93% of the meetings of the board of directors and committees on which they served. Although the Company does not have a formal policy regarding director attendance at our Annual Meeting of Stockholders, we encourage directors to attend. All directors, except James D. Edwards, who had a prior commitment, attended the 2006 Annual Meeting of Stockholders.

The board of directors created the position of lead director, which rotates among the independent directors on a quarterly basis. The lead director’s duties are to chair the executive sessions of the board of directors and to approve the agenda for each board meeting. During 2006, Messrs. Ausley, Edwards, McCartney and Moody each served as lead director.

The board of directors operates in part through its three committees: Audit, Compensation and Nominating and Corporate Governance. All committee members are “independent” as defined in the applicable listing standards of NASDAQ, “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code.

Audit Committee. The Audit Committee responsibilities include overseeing our accounting and financial reporting processes, overseeing the audits of our financial statements and internal control over financial reporting, and retaining and discharging our auditors. The Audit Committee met eight times in 2006. The members of the Audit Committee are Messrs. McCartney (Chairman), Edwards and Ausley. The board of directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. The board of directors has also determined that each of Messrs. McCartney and Edwards is an “audit committee financial expert,” as defined by the applicable securities regulations.

The Report of the Audit Committee for the fiscal year ended December 31, 2006 appears below under the caption “AUDIT MATTERS—Report of the Audit Committee.”

The Audit Committee charter is available on the Company’s web site at www.huronconsultinggroup.com.

Compensation Committee. The Compensation Committee responsibilities include overseeing our compensation and benefit plans, including all compensation arrangements for executive officers and directors. The Compensation Committee met nine times in 2006. The members of the Compensation Committee are Messrs. Moody (Chairman), Ausley, Lockhart and McCartney.

Management assists the Compensation Committee in the performance of its duties. Each year, the Chief Executive Officer (the “CEO”) reviews the performance and compensation of each of the executive officers and makes recommendations to the Compensation Committee with respect to base pay, annual cash incentives and long-term equity incentives. The Compensation Committee may exercise its discretion in modifying any recommended awards to executive officers. In 2006, the CEO participated in all of the Committee’s general meetings, in most of the telephonic meetings and in all of the executive sessions, except for those in which the Compensation Committee considered the CEO’s performance, compensation and incentives. In addition, the Compensation Committee used a compensation consultant in 2006 in connection with renegotiating an amended and restated senior management agreement with the CEO. More information on the use of the consultant is contained in the “Compensation Discussion and Analysis” below.

The Report of the Compensation Committee on Executive Compensation appears below under the caption “EXECUTIVE COMPENSATION—Compensation Committee Report.”

The Compensation Committee charter is available on the Company’s web site at www.huronconsultinggroup.com.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s responsibilities include identifying and recommending to the board of directors appropriate director nominee candidates and providing oversight with respect to corporate governance matters. The Nominating and Corporate Governance Committee met four times in 2006. The members of the Nominating and Corporate Governance Committee are Messrs. Edwards (Chairman), Ausley, Lockhart and Moody. Mr. Lockhart, a director up for election for the first time this year, was recommended for nomination by Mr. Edwards, the chair of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee charter is available on the Company’s web site at www.huronconsultinggroup.com.

Directors may be nominated by the board of directors or by stockholders in accordance with the Bylaws of the Company. The Nominating and Corporate Governance Committee will review all candidates for nomination to the board of directors, including those proposed by stockholders as provided below. The Nominating and Corporate Governance Committee will review the person’s judgment, experience, independence, understanding of the Company’s business or other related industries and such other factors as the Nominating and Corporate Governance Committee determines are relevant in light of the needs of the board of directors and the Company. The board of directors believes that its nominees should reflect over time a diversity of experience, gender, race, ethnicity and age. The Nominating and Corporate Governance Committee will select qualified candidates and review its recommendations with the board of directors, which will decide whether to invite the candidate to be a nominee for election to the board of directors.

If the Nominating and Corporate Governance Committee receives a nominee recommendation from a stockholder or group of stockholders that has beneficially owned more than 5% of the Company’s voting common stock for at least one year as of the date of the recommendation, the name of the candidate, the name(s) of the stockholder(s) who recommended the candidate and whether the Nominating and Corporate Governance Committee chose to nominate the candidate will be disclosed in the proxy statement, if the consent of both the stockholder and the candidate has been received.

For a stockholder to submit a candidate for consideration by the Nominating and Corporate Governance Committee, a stockholder must notify the Company’s Corporate Secretary. In addition, the Company’s Bylaws permit stockholders to nominate directors at a stockholder meeting. To make a director nomination at the Annual Meeting, a stockholder must notify the Company’s Corporate Secretary within the time periods specified under “Submission of Stockholder Proposals” below in the Proxy Statement. Notices should be sent to: Corporate Secretary, Huron Consulting Group, 550 West Van Buren Street, 17th Floor, Chicago, Illinois 60607, or corporatesecretary@huronconsultinggroup.com. In either case, the notice must meet all of the requirements contained in the Bylaws.

The notice must set forth:

•	the name, age, business address and residence address of the proposed nominee;

•	the principal occupation or employment of the proposed nominee;

•	the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by the person;

•

any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

•	any other information the stockholder believes is relevant concerning the proposed nominee;

•	a written consent of the proposed nominee(s) to being named as a nominee and to serve as a director if elected;

•	the name and record address of the stockholder who is submitting the notice;

•	the class or series and number of shares of voting stock of the Company that are owned of record or beneficially by the stockholder who is submitting the notice;

•

a description of all arrangements or understanding between the stockholder who is submitting the notice and any other person (naming such person) pursuant to which the nomination is being made by the stockholder who is submitting the notice;

•

if the stockholder who is submitting the notice intends to nominate the proposed nominee at the annual meeting of stockholders, a representation that the stockholder is a holder of record of Company stock entitled to vote at the meeting and intends to appear in person or by proxy at the annual meeting to nominate the proposed nominee named in the notice; and

•

any other information relating to the stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

Stockholder Communications Policy

The Company’s board of directors has established a process for stockholders to send communications to the board of directors. Stockholders may communicate with any member of the board of directors, including the chairperson of any committee, an entire committee or the independent directors or all directors as a group, by sending written communications to:

Corporate Secretary

Huron Consulting Group Inc.

550 West Van Buren Street

Suite 1700

Chicago, Illinois 60607

E-mail messages should be sent to corporatesecretary@huronconsultinggroup.com.

A stockholder must include his or her name and address in any such written or e-mail communication. The communication must indicate that the sender is a Company stockholder.

Each communication intended for the board of directors and received by the Corporate Secretary that is related to the operation of the Company and is not otherwise commercial in nature will be forwarded to the specified party following its clearance through normal security procedures. If the communication is mailed as personal, it will not be opened, but rather will be forwarded unopened to the intended recipient.

Compensation of Directors

We pay each of our non-employee directors $40,000 per year and $1,000 for each meeting of the board of directors or any committee of the board that he attends. We also pay an annual fee of $10,000 to the Chairperson of the Audit Committee and $7,500 to the Chairpersons of each of the Compensation Committee and Nominating and Corporate Governance Committee for chairing the committees. All of our directors are reimbursed for out-of-pocket expenses for attending board and committee meetings. In 2005 and 2006, each new non-employee director received a restricted stock award of 15,000 shares. In addition, each non-employee director receives an annual grant of shares on the date of the Company’s annual meeting. On December 5, 2006, the Compensation Committee elected to change the number of shares in the annual grant to directors from 5,700 shares of restricted stock to a number of shares of restricted stock equal to $150,000, based on the closing stock price on the date immediately preceding each year’s annual meeting, which will vest ratably over the following 12 calendar quarters. Although eligible to do so, no director has elected to participate in our deferred compensation plan, which is described on page 23.

During 2006, we made the following grants to independent directors: (i) on May 2, 2006, we granted to each of Messrs. Ausley, Edwards, McCartney and Moody 5,700 shares of restricted common stock, one-twelfth of which will vest on the first day of each quarter over the following 12 quarters, beginning on July 1, 2006; and (ii) on December 5, 2006, we granted Mr. Lockhart 15,000 shares of restricted common stock, one-twelfth of which will vest on the first day of each quarter over the following 12 quarters, beginning on January 1, 2007.

Director Compensation Table (1)

The following table summarizes the compensation earned by each of the non-employee directors in 2006. Directors who are also officers or employees of the Company receive no compensation for duties performed as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
DuBose Ausley (4)	64,000	142,234	10,523	216,757
James D. Edwards (5)	66,500	142,234	10,523	219,257
H. Eugene Lockhart (6)	3,333	53,125	—	56,458
John McCartney (5)	72,000	142,234	10,523	224,757
John S. Moody (7)	66,500	164,963	—	231,463

(1)	Paul G. Yovovich served as a director of the Company until January 31, 2006. He did not receive compensation in 2006.

(2)	This column discloses the dollar amount of compensation cost recognized in 2006 in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) (“FAS 123R”). These awards were valued at the market value of the underlying stock on the date of grant in accordance with FAS 123R. The grant date fair value computed in accordance with FAS 123R of the 5,700 restricted shares granted in 2006 to Messrs. Ausley, Edwards, McCartney and Moody was $205,485; the grant date fair value computed in accordance with FAS 123R of the 15,000 restricted shares granted in 2006 to Mr. Lockhart was $637,500. Grant date fair value computed in accordance with FAS 123R was determined using the closing price of the Company’s common stock on the day prior to the grant date.

(3)	This column discloses the dollar amount of compensation cost recognized in 2006 in accordance with FAS 123R. The assumptions used to value the stock options are disclosed in note 12 to the Company’s consolidated financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2006 and are incorporated herein by reference. Messrs. Ausley, Edwards and McCartney each received a grant of 12,903 stock option awards on October 12, 2004. This column reflects the amount expensed in 2006 for these awards. Huron ceased granting options to directors after that date.

(4)	At December 31, 2006, Mr. Ausley held 11,919 shares of restricted common stock, and options to purchase 10,000 shares of our common stock. All of the outstanding options held by Mr. Ausley have vested.

(5)	At December 31, 2006, Messrs. Edwards and McCartney each held 11,919 shares of restricted common stock, and options to purchase 12,903 shares of common stock. All of the outstanding options held by Messrs. Edwards and McCartney have vested.

(6)	Mr. Lockhart was elected to the board of directors on December 5, 2006. His total fees reflect a pro-rata portion based on the portion of the year during which he was a member of the board of directors. At December 31, 2006, he held 15,000 shares of restricted common stock.

(7)	At December 31, 2006, Mr. Moody held 14,751 shares of restricted common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon our review of forms filed by directors, officers and certain beneficial owners of our common stock (the “Section 16(a) Reporting Persons”) pursuant to Section 16 of the Securities Exchange Act of 1934 (the “1934 Act”), we have not identified any late filings in 2006.

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of the Record Date, certain information regarding the beneficial ownership of our common stock by:

•	each person known by us to beneficially own 5% or more of our common stock;

•	each member of our board of directors;

•	each of our named executive officers; and

•	all directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the Securities and Exchange Commission (the “SEC”) and generally means that a person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, and includes options that are currently exercisable or exercisable within 60 days. Each director, officer or 5% or more stockholder, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply.

	Beneficial Ownership
Name of beneficial owner (1)	Shares	%
FMR Corporation (2)	2,601,100	13.8
Wells Fargo & Company (3)	1,335,220	7.0
Gary E. Holdren (4)	1,206,176	6.4
Gary L. Burge (5)	120,244	*
Daniel P. Broadhurst (6)	108,842	*
George E. Massaro (7)	58,715	*
Mary M. Sawall (8)	56,216	*
Stanley N. Logan (9)	50,000	*
James D. Edwards (10)	32,073	*
John McCartney (11)	30,612	*
DuBose Ausley (12)	25,068	*
John S. Moody (13)	18,700	*
H. Eugene Lockhart (14)	15,000	*
All directors and executive officers as a group (12 persons) (15)	1,757,639	9.3

*	indicates less than 1% ownership.

(1)	The principal address of FMR Corporation is 82 Devonshire Street, Boston, Massachusetts 02109. The principal address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, California 94104. The principal address for each of the other stockholders listed below is c/o Huron Consulting Group Inc., 550 W. Van Buren Street, Chicago, Illinois 60607.

(2)	FMR Corporation is the parent holding company. Fidelity Small Cap Independence, an investment company, has a beneficial ownership interest in 1,566,600 shares of Huron common stock. Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corporation and a registered investment advisor, has a beneficial ownership interest in 2,484,300 shares of Huron common stock. Fidelity Small Cap Independence, an investment company, has a beneficial ownership interest in 1,566,600 shares of Huron common stock. Fidelity Management Trust Co., a wholly owned subsidiary of FMR Corporation, has a beneficial ownership interest in 4,800 shares of Huron common stock. Edward C. Johnson III, chairman of FMR Corporation, has a beneficial interest in 2,601,100 shares of Huron common stock. Information regarding beneficial ownership of our common stock by FMR Corporation is included herein in reliance on an amended Schedule 13(G) filed with the SEC on February 14, 2007.

(3)	Wells Fargo & Company is the parent holding company. Wells Capital Management Incorporated, an investment advisor, has a beneficial ownership interest in 1,317,650 shares of Huron common stock. Wells Fargo Funds Management, LLC, an investment advisor, has a beneficial ownership interest in 980,954 shares of Huron common stock. Information regarding beneficial ownership of our common stock by Wells Fargo is included herein in reliance on a Schedule 13(G) filed with the SEC on February 5, 2007.

(4)	Includes 43,479 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 221,000 shares of restricted common stock, 250,000 restricted stock units and 608,087 shares held in trust for Mr. Holdren’s wife and children as to which he disclaims beneficial ownership.

(5)	Includes 26,086 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 67,500 shares of restricted common stock.

(6)	Includes 21,194 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 55,550 shares of restricted common stock.

(7)	Includes 38,045 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 9,800 shares of restricted common stock.

(8)	Includes 12,163 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 38,350 shares of restricted common stock.

(9)	All shares of restricted common stock.

(10)	Includes 12,903 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 10,548 shares of restricted common stock.

(11)	Includes 12,903 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 10,548 shares of restricted common stock.

(12)	Includes 10,000 shares issuable upon exercise of options that are exercisable currently or within 60 days of the Record Date. Also includes 10,548 shares of restricted common stock.

(13)	Includes 13,026 shares of restricted common stock.

(14)	Includes 15,000 shares of restricted common stock that we granted to Mr. Lockhart on December 5, 2006, one-twelfth of which are scheduled to vest on the first day of each quarter over the following 12 quarters, beginning January 1, 2007.

(15)	Includes an aggregate of 176,773 shares issuable upon exercise of options held by members of the group that are exercisable currently or within 60 days of the Record Date. Also includes 250,000 restricted stock units and 531,320 shares of restricted common stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Huron’s compensation philosophy is to reward the achievement of specific annual and long-term goals and align the interests of the executive officers with those of the shareholders. As Huron operates in a highly competitive and challenging environment, the Company’s compensation packages are designed to attract and retain talented executives who can execute the Company’s growth strategy. The Company believes that a majority of the compensation of each executive should consist of at-risk pay that is tied to the Company’s growth in revenues before reimbursable expenses (“net revenues”) and profitability, measured by diluted earnings per share.

Generally, the Compensation Committee does not rely on benchmarking against an industry peer group in setting compensation, although the Compensation Committee did consider peer groups when negotiating a new agreement with the CEO, as discussed below. The Company competes against privately held consulting firms, including the consulting practices of major accounting firms, other small boutique consulting firms and publicly traded consulting firms. The Compensation Committee does not believe that comprehensive and reliable compensation benchmarking data is available for many of its competitors. Accordingly, the Compensation Committee has concluded that it is not currently in the interests of the Company to establish a compensation system that is based on a set of competitor peer companies. The Compensation Committee intends to review this position annually.

While the Compensation Committee has from time to time engaged outside compensation consultants, the Company’s Human Resources and Legal departments principally support the Compensation Committee’s work with data and legal analysis. In addition, in 2006, the CEO participated in all of the Compensation Committee’s general meetings, in most of the telephonic meetings and in all of the executive sessions of the Compensation Committee, except for those in which the Compensation Committee considered the CEO’s performance, compensation and incentives.

Huron Compensation Program Elements

Generally, compensation packages for Huron managing directors, including the executive officers, have three components: base salary, annual cash incentive and long-term equity incentive. Consistent with the Company’s pay for performance philosophy, a significant portion of each executive’s total compensation is at risk of forfeiture either if the established performance goals are not met or if the executive does not remain employed by the Company.

Base Salary. Base salaries are considered as part of the annual performance review process at the beginning of each year. In making base salary decisions for the executive officers, other than the CEO, the Compensation Committee primarily considers each executive’s responsibilities, contribution and performance, as well as the base salary of each executive officer (other than the CEO) relative to the other executive officers.

Annual Cash Incentive. The annual cash incentive to executive officers is designed to reward Company financial performance and individual contribution. At the beginning of 2006, the Compensation Committee established a target bonus pool for the annual cash incentive. In order for the bonus pool to be fully funded, the Company had to exceed pre-established financial measures for net revenues and diluted earnings per share.

At the beginning of 2006, a target cash incentive amount was established for each executive officer. As a guideline for the total annual cash incentive that can be earned by an executive officer, 75% is linked to Company performance against the pre-established financial measures (referred to as the “team award”) and 25% is based on individual contribution (referred to as the “individual award”). The actual amount earned may be more or less than these targets based upon the performance of the executive as determined in the discretion of the CEO and the Compensation Committee.

The individual award component of the annual cash incentive reflects individual contributions to the Company’s success. In the case of the CEO, the Compensation Committee establishes individual goals annually, no later than 90 days following the end of the prior year. The 2006 goals for the CEO’s individual award, which were designed to achieve profitable growth for the Company, included targets of 20% organic revenue growth, retention of top performing managing directors, successful completion and integration of accretive acquisitions and increases in sales to significant clients. The other executive officers are expected, in each of their respective roles and areas of expertise and responsibility, to contribute to the achievement of the goals set for the CEO. The Compensation Committee, in its discretion, determines the individual award for each named executive, other than the CEO, after consultation with and based on the recommendation of the CEO. The CEO assesses the contribution of each named executive officer to the achievement of the goals set for the CEO and other individual contributions to the Company’s success within each executive’s area of expertise and responsibility.

Long-Term Equity Incentive. The long-term equity incentive is designed to focus management on increasing shareholder value and to provide a vehicle to share the benefits of the Company’s growth with those who create it. Many of Huron’s competitors are partnerships and Huron believes its ability to offer an equity interest in the Company creates a competitive advantage when recruiting executives and managing directors, in addition to providing a retention incentive.

Currently, restricted stock is granted annually to executive officers who are expected to contribute to the Company’s successful execution of its long-term goals and objectives. In determining new long-term equity incentive awards, the Compensation Committee considers the unvested equity holdings of an executive officer, individual performance and anticipated future contributions to the business. However, grants made prior to February 2005 were intended to provide the founding managing directors with a significant share of ownership in the Company and are not taken into consideration when making current equity awards.

Huron has not adopted a policy requiring officers and directors to hold any portion of their vested equity grants. The Compensation Committee will periodically consider whether to adopt a formal stock retention policy.

Other Compensation

Generally, perquisites are not a significant component of compensation for Huron executives. The CEO received certain perquisites, which include the occasional use of a leased corporate jet for personal travel and parking expenses at the Company’s corporate headquarters, as well as reimbursement of one-time legal fees associated with an amended and restated employment contract described on page 18. In connection with entering into his amended and restated employment agreement, the CEO has discontinued personal use of the leased corporate jet.

In addition, the Company provides certain benefits to all of its managing directors and executive officers. These benefits are enhanced disability and life insurance benefits, and a Non-qualified Deferred Compensation Plan (the “DCP”). More information on the DCP is set forth on page 23.

Compensation of the CEO

In 2006, the Compensation Committee engaged The Delves Group to provide independent advice and expertise, as the Compensation Committee negotiated a new employment agreement with the CEO. The objective of the Compensation Committee was to secure continuity of the CEO for at least the next five years. The Delves Group was engaged to assist the Compensation Committee in establishing a highly competitive compensation package for the CEO that would: retain him at the Company for at least five years; acknowledge his outstanding leadership and the Company’s outstanding performance in the past; and create a strong incentive for him to continue to achieve exceptional performance for the term of his agreement with the Company.

The Delves Group recommended that the Compensation Committee analyze the compensation data for two peer groups it assembled, in order to see how other companies compensate their chief executives in relation to their performance. One peer group consisted of publicly held consulting firms and one was composed of other companies not in Huron’s industry group but of similar size and considered to be high performance growth companies. The two peer groups reviewed in connection with the CEO’s contract were:

Consulting Firm Peer Group	High-Performing, High-Growth Peer Group

Resources Connection

Navigant Consulting

FTI Consulting

ICT Group Inc.

Corporate Executive Board Co.

CRA International

Advisory Board Co.

Diamondcluster International Inc.

Exponent Inc.

GP Strategies Corp.

American Dental Partners Inc.

American Reprographics Co.

Asset Acceptance Capital Corp.

Barrett Business Services Inc.

Costar Group Inc.

CSG Systems International Inc.

Digitas Inc.

Forrester Research Inc.

Harris Interactive Inc.

Heidrick & Struggles International Inc.

Kforce Inc.

Korn Ferry International

Monster Worldwide Inc.

Startek Inc.

Watson Wyatt Worldwide, Inc.

Vistaprint Limited

The Delves Group analyzed the compensation data, as well as the performance of the companies in the two peer groups. The report showed that while Huron’s revenues in 2005 were below the median of the Consulting Firm Peer Group, Huron significantly exceeded the median of that group in terms of one-year and three-year total shareholder return and revenue growth. As compared to the High-Performing, High-Growth Peer Group, while Huron’s 2005 revenues were at the median, its one-year and three-year total shareholder return exceeded the median of that group.

Based in part on the advice of The Delves Group, the Compensation Committee negotiated a compensation package for the CEO and entered into an amended and restated senior management agreement with the CEO on January 29, 2007. The CEO’s amended and restated employment agreement is described in detail on page 18.

The Delves Group has not provided consulting services to Huron’s management.

Compensation of Executive Officers Other Than the CEO

Each year, the CEO reviews the performance of each of the executive officers and makes recommendations to the Compensation Committee with respect to base pay, annual cash incentive and long-term equity incentive, and recommends a compensation package to the Compensation Committee for each executive officer based on Company performance, individual responsibility and contribution, and each executive’s contribution relative to the other executive officers. The Compensation Committee considers these recommendations in making its decisions with regard to the executive officers. Mr. Logan’s compensation in 2006 was guaranteed by the terms of his employment agreement, described below on page 20.

In 2006, the primary components of compensation for executive officers consisted of base salary, an annual cash incentive targeted at 50% to 80% of base salary and long-term equity incentives. Huron does not have a formula for allocating between the cash and non-cash components or the short-term and long-term components of compensation.

Regulatory Limitations

Section 162(m) of the Internal Revenue Code generally limits the deductibility for federal income tax purposes of compensation in excess of $1 million to the chief executive officer or any of the next four most highly paid executive officers of a publicly held corporation. Compensation exceeding $1 million may be deducted for federal income tax purposes if compensation is paid pursuant to a performance-based, nondiscretionary plan that is approved by stockholders. Treasury regulations provide transitional rules under Section 162(m) for compensation programs sponsored by a corporation that previously was not publicly held but that becomes publicly held for these purposes. The Compensation Committee will exercise its discretion in determining whether to conform compensation plans payable to these executive officers to the deductibility requirements of Section 162(m). In 2006, Huron executives were exempt from the provisions of Section 162(m) under the rules governing initial public offerings. All compensation paid during 2006 was therefore Section 162(m) qualified.

2006 Summary Compensation Table

The following table summarizes the compensation earned by the CEO, the chief financial officer and each of the next three most highly compensated executive officers in 2006 (the “named executive officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1)($)	Option Awards (2)($)	All Other Compensation (3)($)	Total ($)
Gary E. Holdren Chairman, Principal Executive Officer and President	2006	800,000	775,000	1,215,529	74,531	186,873	3,051,933
Gary L. Burge Vice President, Principal Financial Officer and Treasurer	2006	325,000	215,000	273,939	10,788	19,189	843,916
Daniel P. Broadhurst Vice President of Operations and Assistant Secretary	2006	491,250	380,000	200,915	4,119	20,575	1,096,859
Stanley N. Logan (4) Vice President of Strategy and Business Development	2006	291,667	833,333	171,640	—	14,367	1,311,007
Mary M. Sawall Vice President of Human Resources	2006	275,000	225,000	157,615	11,376	17,608	686,599

(1)	This column discloses the dollar amount of compensation cost recognized in 2006 in accordance with FAS 123R. These awards were valued at the market value of the underlying stock on the date of grant in accordance with FAS 123R.

(2)	This column discloses the dollar amount of compensation cost recognized in 2006 in accordance with FAS 123R. The assumptions used to value the stock options are disclosed in note 12 to the Company’s consolidated financial statements contained in its Annual Report on Form 10-K for the year ended December 31, 2006 and are incorporated herein by reference.

(3)	All Other Compensation includes a 401k match that is generally available to all employees, executive life and disability insurance costs that are provided to all managing directors and executive officers and earnings on contributions to the DCP. Messrs. Holdren, Burge and Broadhurst and Ms. Sawall received $13,200 each in 401k matching contributions and Mr. Logan received $12,500. In addition, Mr. Holdren received perquisites of $171,343, which included spousal travel, the personal use of a leased aircraft totaling $110,437, based on the incremental cost to the Company of providing this benefit, and a one-time payment of legal fees related to his amended and restated senior management agreement totaling $30,000.

(4)	Mr. Logan was hired on June 1, 2006. His employment is subject to an employment agreement described on page 20. A signing bonus of $600,000 is being amortized over the 24 month initial term of his contract. The additional $233,333 in the Bonus column represents a pro-rata portion of his guaranteed bonus described on page 20.

2006 Grants of Plan-Based Awards

The following table summarizes the grants of 2006 equity plan awards to each named executive officer. No non-equity incentive plan awards were made.

Name	Grant Date	Date of Board or Compensation Committee Action	All Other Stock Awards: No. of Shares of Stock or Units	Full Grant-Date Fair Value of Each Award ($)(1)
Gary E. Holdren	07/01/06	02/28/06	75,000	2,047,500
Gary L. Burge	07/01/06	02/28/06	30,000	819,000
Daniel P. Broadhurst	07/01/06	02/28/06	20,000	546,000
Stanley N. Logan	07/01/06	05/02/06	40,000	1,225,200
Mary M. Sawall	07/01/06	02/28/06	15,000	409,500

(1)	Except for the grant to Mr. Logan, the full grant-date fair value of each award is based on the closing price of Huron stock of $27.30 on February 27, 2006, the day prior to compensation committee action. The full grant-date fair value of the award to Mr. Logan is based on the closing price of Huron stock of $30.63 on May 31, 2006, the day prior to Mr. Logan’s first day of employment. All grants are subject to a four-year, straight line vesting schedule, with 25% vesting annually subject to the applicable vesting schedule.

Employment and Severance Agreements

The Company currently has employment agreements with each of its named executive officers.

Holdren senior management agreement

On January 29, 2007, Mr. Holdren’s senior management agreement was amended and restated with an effective date of January 1, 2007. The amended and restated agreement has an initial term of five years and automatically renews for additional one-year periods on an annual basis unless, at least 60 days prior to the expiration of the then-current term, we or Mr. Holdren provide notice otherwise. The agreement provides that Mr. Holdren will report to our board of directors. Under the terms of the agreement, Mr. Holdren’s annual base salary will be $1,100,000 in 2007 (up from $800,000 previously) and will increase by $50,000 annually during the initial term. His annual performance bonus target will be 100% of his base salary (up from $850,000 previously). The board of directors will determine any annual bonus actually paid to Mr. Holdren based on the achievement of performance goals set by our board of directors. Mr. Holdren received a one-time grant of 250,000 restricted stock units in connection with entering into the amended and restated agreement. The restricted stock units vest ratably over five years from the date of grant and will be settled in shares of Company stock after Mr. Holdren’s employment terminates. Mr. Holdren will also be eligible for periodic grants of equity at the discretion of the board of directors.

The following table sets forth payments we would be required to make to Mr. Holdren upon termination of employment or change of control. The table assumes a termination date of February 1, 2007 and uses a share price of $51.80, the closing price of our stock on February 1, 2007. Additional factors assumed for each cause of termination are described following the table.

Benefit	Termination without Cause or Resignation for Good Reason ($)	Disability ($)	Death ($)	Termination Following Change of Control (2/1/07 stock price $51.80) ($)
Salary	1,100,000	1,100,000	—	3,300,000
Bonus	1,100,000	1,100,000	—	3,300,000
Pro-rata Bonus	—	—	—	93,425
Equity Acceleration	24,112,543	24,112,543	24,112,543	24,112,543
Benefits Continuation	13,953	6,333	6,333	37,998
Excise Tax Gross Up	—	—	—	6,847,358
Total Value	26,326,496	26,318,876	24,118,876	37,691,324

Mr. Holdren’s agreement provides that if his employment is terminated by us without cause or if he resigns for good reason (as such terms are defined in the agreement), Mr. Holdren will be entitled to severance pay equal to one year of base salary and target bonus, payable over the 12-month period following termination, along with continuation of medical and dental benefits during such 12-month period. In addition, all outstanding equity grants shall accelerate. Mr. Holdren is also entitled to coverage under our directors’ and officers’ insurance policy for six years following his termination, subject to specified exceptions and limitations. All other Company-provided perquisites and benefits will be subject to the treatment provided under the terms of the applicable plans or programs. Mr. Holdren is entitled to one year’s base salary and target bonus, payable over the 12-month period following his permanent disability, along with acceleration of all outstanding equity and continuation of medical benefits for six months. Mr. Holdren’s outstanding equity will accelerate so that it is 100% vested and his family will receive six months of medical benefits if his employment is terminated due to his death. The Company has also agreed to purchase term life insurance for Mr. Holdren equal to his base salary and target bonus.

Mr. Holdren’s senior management agreement provides Mr. Holdren with certain change of control benefits. Pursuant to the agreement, if Mr. Holdren’s employment is terminated within the 24 months following a change of control (as defined in the agreement), either by us without cause or by Mr. Holdren with good reason, which includes not being the chief executive officer of the successor entity, all of his unvested equity awards will immediately become vested and exercisable and he will be entitled to severance pay of three times the total of his then-current base salary and target annual bonus. In the event of such termination, he will also be entitled to a pro-rata bonus for the year during which his termination occurs, 36 months of benefit continuation, and, if necessary, an excise tax gross-up payment.

In order to receive severance benefits, Mr. Holdren must execute a general release in favor of us. Mr. Holdren has agreed to certain restrictive covenants that will survive for a period of two to three years following the termination of his employment pursuant to which he will not compete with the Company, solicit our clients or interfere with our relationships with our employees or customers.

Burge senior management agreement

Huron Consulting Services LLC has also entered into a senior management agreement with Mr. Burge. Mr. Burge’s agreement, which was effective November 25, 2002, had an initial one-year term and automatically renews for additional one-year periods on an annual basis unless, at least 60 days prior to the expiration of the then-current term, we or Mr. Burge provide notice that the agreement will not renew. Under the terms of the agreement, Mr. Burge receives an annual base salary of no less than $225,000 and is eligible to participate in our annual performance bonus plan. Mr. Burge is also eligible for additional bonuses in the event that our annual earnings exceed targets set by our Compensation Committee or the Chief Executive Officer, in amounts that the Compensation Committee determines to be appropriate.

Mr. Burge’s agreement provides that, if his employment is terminated by us without cause or if he resigns for good reason (as such terms are defined in the agreement), he will be entitled to severance pay equal to six months’ base salary, which amount is subject to offset for remuneration earned by Mr. Burge during the six-month period following such a termination, earned but unpaid annual bonus for the calendar year immediately preceding the termination and continuation of medical benefits for six months. In order to receive such severance payments, Mr. Burge must execute a general release in favor of us. Mr. Burge or his estate is entitled to severance pay of three months’ base salary payable over the three-month period following his death or disability, along with continuation of medical benefits. Mr. Burge has also agreed to certain restrictive covenants that will survive for one year following termination of his employment pursuant to which, among other things, he will not interfere with our relationships with our employees or customers.

In September 2004, we adopted an amendment to Mr. Burge’s senior management agreement that provides Mr. Burge with certain change in control benefits. Pursuant to the amendment, if Mr. Burge’s employment is terminated within 24 months following a change of control, either by us without cause or by Mr. Burge for good reason (as provided in the agreement), all of his unvested equity awards that were granted prior to such change of control will immediately become vested and exercisable, and he will be entitled to severance pay equal to the total of one year of his then-current base salary and his then-current target annual bonus. In the event of such a termination, he will also be entitled to a pro-rata bonus for the year during which his termination occurs and 12 months of medical benefit continuation. In certain situations, these benefits may be reduced to limit Mr. Burge’s excise tax burden.

Broadhurst senior management agreement

Huron Consulting Services LLC has also entered into a senior management agreement with Mr. Broadhurst. Mr. Broadhurst’s agreement, which was effective May 15, 2002, had an initial three-year term and automatically renews for additional one-year periods on an annual basis unless, at least 60 days prior to the expiration of the then-current term, we or Mr. Broadhurst provide notice that the agreement shall not renew. Under the terms of the agreement, Mr. Broadhurst receives an annual base salary of no less than $485,000 and initially had an annual target bonus of $260,000. The remaining amount of the annual bonus to be received by Mr. Broadhurst will be based on the achievement of performance goals set by the Chief Executive Officer. Mr. Broadhurst is also eligible for additional bonuses in the event that our annual earnings exceed targets set by our Compensation Committee or the Chief Executive Officer, in amounts that the Compensation Committee determines to be appropriate.

Mr. Broadhurst’s agreement provides that, if his employment is terminated by us without cause or if he resigns for good reason (as such terms are defined in the agreement), he will be entitled to severance pay equal to six months’ base salary and medical benefits, which amount is subject to offset for remuneration earned by Mr. Broadhurst during the six-month period following such a termination. In order to receive such severance payments, Mr. Broadhurst must execute a general release in favor of us. Mr. Broadhurst or his estate is entitled to severance pay of three months’ base salary payable over the three-month period following his death or disability, along with continuation of medical benefits. Mr. Broadhurst has also agreed to certain restrictive covenants that will survive for one year following the termination of his employment pursuant to which, among other things, he will not solicit our clients or interfere with our relationships with our employees or customers.

In September 2004, we adopted an amendment to Mr. Broadhurst’s senior management agreement that provides Mr. Broadhurst with certain change in control benefits. Pursuant to the amendment, if Mr. Broadhurst’s employment is terminated within 24 months following a change of control, either by us without cause or by Mr. Broadhurst for good reason (as provided in the agreement), all of his unvested equity awards that were granted prior to such change of control will immediately become vested and exercisable, and he will be entitled to severance pay equal to the total of one year of his then-current base salary and his then-current target annual bonus. In the event of such a termination, he will also be entitled to a pro-rata bonus for the year during which his termination occurs and 12 months of medical benefit continuation. In certain situations, these benefits may be reduced to limit Mr. Broadhurst’s excise tax burden.

Logan senior management agreement

Huron Consulting Services LLC has also entered into a senior management agreement with Mr. Logan. Mr. Logan’s agreement, which was effective June 1, 2006, has an initial two-year term and may continue thereafter on an “at-will” basis. Under the terms of the agreement, Huron will pay Mr. Logan an annual base salary of no less than $500,000 and an annual target bonus for the initial term of $400,000, which is guaranteed during his initial two-year term. Any additional annual bonus paid by Huron to Mr. Logan will be based on the achievement of performance goals set by the Chief Executive Officer. Huron paid Mr. Logan a $600,000 signing bonus that he must repay on a pro-rata basis should Huron terminate his employment for cause or if he resigns other than for good reason (as such terms are defined in the agreement) during the initial two-year term. In connection with his appointment as Vice President, Corporate Consulting, Mr. Logan’s agreement was amended effective January 1, 2007 to increase his base salary to $700,000 and reduce the guaranteed portion of his bonus to $200,000 for the remainder of the initial term. In his new role, Mr. Logan will no longer be an executive officer.

Huron also granted Mr. Logan 40,000 restricted shares of common stock under our 2004 Omnibus Stock Plan. The restricted shares vest ratably over four years, 25% annually subject to the vesting schedule.

Mr. Logan’s agreement provides that, if his employment is terminated by us without cause or if he resigns for good reason (as such terms are defined in the agreement) during the initial two-year term, he will be entitled to severance pay equal to the base salary and guaranteed annual bonus that otherwise would have been payable if he had continued employment until the last day of the initial term, with a minimum equal to six months’ base salary. In addition, we will provide six months’ continuation of medical benefits. After the initial term, any severance paid to Mr. Logan will be based on the plans then in effect. In order to receive such severance payments, Mr. Logan must execute a general release in favor of us. Mr. Logan or his estate is entitled to a pro-rata annual bonus following his death or disability, along with continuation of medical benefits for three months. Mr. Logan has also agreed to certain restrictive covenants that will survive for one year following the termination of his employment pursuant to which, among other things, he will not solicit our clients or interfere with our relationships with our employees or customers.

Mr. Logan’s agreement also provides certain change in control benefits. If Mr. Logan’s employment is terminated within 24 months following a change of control, either by us without cause or by Mr. Logan for good reason (as provided in the agreement), all of his unvested equity awards that were granted prior to such change of control will immediately become vested and exercisable, and he will be entitled to severance pay equal to the total of one year of his then-current base salary and his then-current target annual bonus. In the event of such a termination, he will also be entitled to a pro-rata bonus for the year during which his termination occurs and 12 months of medical benefit continuation. If a change of control occurs during the initial two-year term of his employment, Mr. Logan is entitled to the greater of the base salary and guaranteed bonus otherwise payable if he had continued employment until the last day of the term, or the payments described above. In certain situations, these benefits may be reduced to limit Mr. Logan’s excise tax burden.

Sawall senior management agreement

Huron Consulting Services LLC has also entered into a senior management agreement with Ms. Sawall. Ms. Sawall’s agreement, which was effective May 1, 2002, had an initial one-year term and automatically renews for additional one-year periods on an annual basis unless, at least 60 days prior to the expiration of the then-current term, we or Ms. Sawall provide notice that the agreement will not renew. Under the terms of the agreement, Ms. Sawall receives an annual base salary of no less than $225,000 and is eligible to participate in our annual performance bonus plan. Ms. Sawall is also eligible for additional bonuses in the event that our annual earnings exceed targets set by our Compensation Committee or the Chief Executive Officer, in amounts that the Compensation Committee determines to be appropriate.

Ms. Sawall’s agreement provides that, if her employment is terminated by us without cause or if she resigns for good reason (as such terms are defined in the agreement), she will be entitled to severance pay equal to six months’ base salary and medical benefits, which amount is subject to offset for remuneration earned by Ms. Sawall during the six-month period following such a termination. In order to receive such severance payments, Ms. Sawall must execute a general release in favor of us. Ms. Sawall or her estate is entitled to severance pay of three months’ base salary payable over the three-month period following her death or disability, along with continuation of medical benefits. Ms. Sawall has also agreed to certain restrictive covenants that will survive for one year following termination of her employment pursuant to which, among other things, she will not interfere with our relationships with our employees or customers.

In September 2004, we adopted an amendment to Ms. Sawall’s senior management agreement that provides Ms. Sawall with certain change in control benefits. Pursuant to the amendment, if Ms. Sawall’s employment is terminated within 24 months following a change of control, either by us without cause or by Ms. Sawall for good reason (as provided in the agreement), all of her unvested equity awards that were granted prior to such change of control will immediately become vested and exercisable, and she will be entitled to severance pay equal to the total of one year of her then-current base salary and her then-current target annual bonus. In the event of such a termination, she will also be entitled to a pro-rata bonus for the year during which her termination occurs and 12 months of medical benefit continuation. In certain situations, these benefits may be reduced to limit Ms. Sawall’s excise tax burden.

2006 Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning outstanding stock and option awards as of December 31, 2006 for each named executive officer. Market value is based on the closing price of Huron stock of $45.34 on December 29, 2006.

	Option Awards				Stock Awards
Name	Securities Underlying Unexercised Options (#) Exercisable	Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Shares of Stock That Have Not Vested (#)(2)	Market Value of Shares That Have Not Vested ($)
Gary E. Holdren	21,739	10,870	0.58	5/23/2013	79,350	3,597,729
	10,870	21,740	1.96	3/17/2014	29,475	1,336,397
	—	—	—	—	75,000	3,400,500

Gary L. Burge	19,565	—	0.02	12/30/2012	5,450	247,103
	1,630	544	0.58	5/23/2013	10,575	479,471
	3,261	3,261	1.96	3/17/2014	30,000	1,360,200

Daniel P. Broadhurst	16,303	—	0.02	8/22/2012	5,450	247,103
	3,261	1,630	0.58	5/23/2013	7,650	346,851
	1,087	1,087	1.96	3/17/2014	20,000	906,800

Stanley N. Logan	—	—	—	—	40,000	1,813,600

Mary M. Sawall	3,750	—	0.02	12/19/2012	3,250	147,355
	6,522	2,174	0.58	5/23/2013	7,650	346,851
	3,261	3,261	1.96	3/17/2014	15,000	680,100

(1)	Unvested options expiring on May 23, 2013 will vest the final 25% on May 23, 2007. Unvested options expiring on March 12, 2014 will vest one-half on March 17, 2007 and one-half on March 17, 2008.

(2)	Restricted stock vests over four years, 25% annually, subject to the applicable vesting schedule.

2006 Option Exercises and Stock Vested

The following table sets forth certain information concerning stock option exercises and restricted stock vesting during 2006 for each named executive officer.

Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Gary E. Holdren	—	—	49,500	1,874,988
Gary L. Burge	—	—	6,250	205,764
Daniel P. Broadhurst	—	—	5,275	179,429
Stanley N. Logan	—	—	—	—
Mary M. Sawall	15,000	489,090	4,175	134,802

(1)	The value realized equals the difference between the option exercise price and the fair market value of Huron stock on the date of exercise, multiplied by the number of shares exercised. Fair market value is measured as the closing price of Huron stock on the date of exercise.

(2)	Value realized equals the market value of Huron stock measured as the closing price of the stock on the vesting date multiplied by the number of shares received on vesting.

2006 Nonqualified Deferred Compensation

The following table shows certain deferred compensation activity for the named executive officers in 2006. The executive contributions in 2006, which are also reflected in the aggregate balance as of December 31, 2006, were included in 2006 Summary Compensation Table in each executive’s salary. Aggregate earnings are also included in the “All Other Compensation” column of the Summary Compensation Table.

Name	Executive Contributions in 2006 ($)	Company Contributions in 2006 ($)	Aggregate Earnings in 2006 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of 12/31/2006 ($)
Gary E. Holdren	36,667	—	2,329	—	38,996
Gary L. Burge	11,917	—	688	—	12,605
Daniel P. Broadhurst	—	—	—	—	—
Stanley N. Logan	—	—	—	—	—
Mary M. Sawall	—	—	—	—	—

Huron Consulting Group maintains the DCP, which became effective July 1, 2006. The DCP permits managing directors and executive officers to elect to defer up to 75% of their base salary and 100% of their annual cash incentive into a deferred compensation account and to choose from a number of generally available investment vehicles. Earnings are credited based on earnings of the investment options selected by the participant. Huron does not match any amounts deferred or otherwise contribute to the DCP except to make restoration payments to the accounts of participants who forego 401k match as a result of participation in the DCP. Deferral elections for base salary and any guaranteed bonus must be made in the calendar year prior to earning such base salary or within 30 days of becoming eligible for the plan. Deferral elections for the annual cash incentive must be made 6 months prior to the end of the applicable performance period. Independent directors may also defer up to 100% of their retainer and meeting fees into the DCP.

Payments from the plan automatically begin upon termination of employment, or separation from service as a director. Key employees, including executive officers, must wait six months after termination to receive payment from the plan. Participants may elect payment in a lump sum or annual installments for up to 15 years. Upon proof of financial hardship and approval from the Compensation Committee, a participant may be allowed an early distribution. Participants may also elect to receive payments prior to termination through a scheduled distribution.

Potential Payments upon Termination or Change of Control

The following table and summary set forth estimated potential payments we would be required to make to our named executive officers upon termination of employment or change in control of the Company, pursuant to each executive’s employment agreement in effect at year end (a “Senior Management Agreement”). The table assumes that the triggering event occurred on December 31, 2006 and uses a share price of $45.34, the closing price of our common stock on December 29, 2006, the last trading day of the year.

Name	Benefit	Termination without Cause or Resignation for Good Reason ($)	Death or Disability ($)	Termination Following Change of Control ($)
Gary E. Holdren (1)	Salary	1,500,000	400,000	2,400,000
	Bonus	—	—	2,550,000
	Pro-rata Bonus	—	—	850,000
	Equity Acceleration	—	—	9,764,378
	Benefits Continuation	13,953	6,333	37,998
	Excise Tax Gross Up			3,701,914
	Total Value	1,513,953	406,333	19,304,290

Gary L. Burge	Salary	162,500	81,250	325,000
	Bonus	200,000	—	200,000
	Pro-rata Bonus	—	—	200,000
	Equity Acceleration	—	—	2,252,582
	Benefits Continuation	6,333	3,167	12,666
	Cutback in Benefits	—	—	(678,566)
	Total Value	368,833	84,417	2,311,682

Daniel P. Broadhurst	Salary	250,000	125,000	500,000
	Bonus	—	—	400,000
	Pro-rata Bonus	—	—	400,000
	Equity Acceleration	—	—	1,620,903
	Benefits Continuation	6,333	3,167	12,666
	Cutback in Benefits	—	—	(77,810)
	Total Value	256,333	128,167	2,855,759

Stanley N. Logan	Salary	708,333	—	708,333
	Bonus	566,667	233,333	400,000
	Pro-rata Bonus	—	—	400,000
	Equity Acceleration	—	—	1,813,600
	Benefits Continuation	4,293	2,146	8,585
	Total Value	1,279,293	235,479	3,330,518

Mary M. Sawall	Salary	137,500	68,750	275,000
	Bonus	—	—	150,000
	Pro-rata Bonus	—	—	150,000
	Equity Acceleration	—	—	1,413,104
	Benefits Continuation	6,333	3,167	12,666
	Cutback in Benefits	—	—	(196,208)
	Total Value	143,833	71,917	1,804,562

(1)	Potential payments to Mr. Holdren under his amended and restated senior management agreement are described on page 18.

Termination without Cause or Resignation for Good Reason

If any of our executives is terminated by us without cause or resigns for good reason, as defined in his or her Senior Management Agreement, upon executing a general release and waiver, the Company is obligated to pay severance and continuation of benefits in varying amounts. The Senior Management Agreements do not provide for acceleration of equity in the event of termination without cause or resignation for good reason. Severance is payable over the severance term in accordance with Company payroll practices.

The following severance is payable to each of our named executive officers upon termination without cause or resignation for good reason, except in the case of a change of control:

Gary E. Holdren	$1,500,000 cash severance payable over 12 months and 12 months’ continuation of medical and dental insurance.

Gary L. Burge	Six months’ salary as severance payable in accordance with normal payroll practices, any earned but unpaid bonus for the prior year, and six months’ continuation of medical insurance.

Daniel P. Broadhurst	Six months’ salary as severance payable in accordance with normal payroll practices and six months’ continuation of medical insurance.

Stanley N. Logan	If termination occurs prior to the second anniversary of Mr. Logan’s employment, payment of base salary and guaranteed bonus through the second anniversary of his employment in accordance with Company payroll practices, with a minimum of six months’ salary, and six months’ continuation of medical insurance. After the second anniversary of Mr. Logan’s employment, six months’ salary as severance payable in accordance with Company payroll practices and six months’ continuation of medical insurance.

Mary M. Sawall	Six months’ salary as severance payable in accordance with Company payroll practices and six months’ continuation of medical insurance.

Termination of Employment Due to Death or Disability

If any of our executives, except for Mr. Holdren, dies or becomes disabled, his estate is entitled to receive three months’ salary as severance and continuation of medical insurance for three months. In the event of his death or permanent disability, Mr. Holdren’s estate is entitled to receive six months’ salary as severance and continuation of medical insurance for six months. The Senior Management Agreements do not provide for acceleration of equity in the event of death or disability.

Termination Following Change of Control

The Company provides each of our executive officers with change of control severance benefits if their employment is terminated without cause following a change of control or if the executive resigns in the two-year period following a change of control for good reason as defined in the agreement. The executive will receive:

1.	A lump sum payment equal to one time (three times for Mr. Holdren) the executive’s base salary and target bonus in the year of termination;

2.	A lump sum payment of the pro-rata bonus, calculated based on the target bonus in the year of termination through the date of termination;

3.	One year (three years for Mr. Holdren) continuation of medical benefits; and

4.	Acceleration of all outstanding equity grants that were granted prior to the change of control (acceleration of all outstanding equity grants that were granted at any time in the case of Mr. Holdren).

In addition, Mr. Holdren will receive a gross-up payment in an amount such that after payment of any excise tax charged to him as a result of the change of control payments, he retains an amount of the gross-up payment equal to the excise tax, including any interest and penalties imposed. Messrs. Burge, Broadhurst and Logan and Ms. Sawall are subject to a cutback in benefits to eliminate any excise tax.

If a change of control occurs prior to the second anniversary of Mr. Logan’s employment, severance payable to him will be the greater of the value of items 1, 2 and 3 above, or the guaranteed payments he would have received under the terms of his Senior Management Agreement.

A change of control occurs if:

•	any person becomes a beneficial owner of 40% or more of the outstanding securities;

•

there is a consummation of a merger or consolidation with any person unless (a) the voting securities of the Company outstanding immediately prior to the transaction continue to represent 60% of the combined voting power of the securities; (b) the merger is a recapitalization in which no person other than existing security holders becomes a beneficial owner representing 40% or more of the outstanding securities; (c) the merger does not represent a sale of all or substantially all of the assets;

•	the shareholders approve a plan of complete liquidation or dissolution; or

•

there is a disposition or sale of the Company’s assets other than a sale or disposition in which at least 60% of the voting power is retained in substantially the same proportion as immediately prior to the sale.

Restrictive Covenants on Termination

No severance or benefits are paid if an executive is terminated for cause or resigns other than for good reason as defined in the executive’s Senior Management Agreement. Executives are subject to a confidentiality and non-disclosure covenant and, except for Mr. Holdren, for a period of 12 to 18 months following termination of employment for any reason, may not directly or indirectly solicit, induce or encourage any employee of the Company or any client of the Company to leave, alter or cease his or her relationship with it. In addition, Messrs. Broadhurst and Logan may not, for a period of 12 months following their termination for any reason provide services that are the same or similar to those offered by the Company to any client of the Company whom they obtained as a client for the Company, to whom they provided services within the 12 months preceding termination of employment, or to whom they submitted a proposal during the six months prior to termination of employment.

Mr. Holdren may not provide services that are the same or similar to those offered by the Company at the time of his termination to any client of the Company for a period of 12 months after his employment terminates for any reason. Additionally, for 36 months following termination of his employment for any reason, Mr. Holdren may not directly or indirectly solicit, induce or encourage any employee of the Company to leave, alter or cease his or her relationship with it. For 12 months following termination of his employment for any reason, Mr. Holdren may not directly or indirectly solicit, induce or encourage any client of the Company to leave, alter or cease his or her relationship with it.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the information contained under the caption “Compensation Discussion and Analysis” and, based on this review and discussion, recommended to the board of directors that it be included in this proxy statement.

John S. Moody, Chairman

DuBose Ausley

H. Eugene Lockhart

John McCartney

Compensation Committee Interlocks and Insider Participation

During fiscal 2006, there were no Compensation Committee interlocks and no insider participation in Compensation Committee decisions that were required to be reported under the rules and regulations of the 1934 Act.

Certain Relationships and Related Transactions

We have an arrangement whereby we share with Lake Capital Management LLC season tickets for a luxury suite at Soldier Field for home games of the Chicago Bears that we use to entertain current and prospective clients. Under this arrangement, we paid $71,944 for the 2006 season. In addition, we shared with Lake Capital a tent at a PGA Championship for client entertainment purposes, for which we paid $28,410. Lake Capital ceased being a shareholder of the Company at the conclusion of the secondary offering on March 8, 2006.

It is the responsibility of the Audit Committee to review and approve, ratify or disapprove of proposed transactions or courses of dealings with respect to which executive officers or directors or members of their immediate families have an interest (including all transactions required to be disclosed pursuant to the SEC’s related person disclosure requirements). In addition, it is the policy of management and board members to discuss at a meeting of the board of directors, or the appropriate board committee, those transactions requiring disclosure pursuant to the SEC’s related person disclosure requirements between Huron and a board member or a principal shareholder, and members of their immediate families.

In addition, Huron has a Code of Business Conduct and Ethics (the “Code”), a copy of which is posted on our web page at www.huronconsultinggroup.com, which applies to directors and employees and their family members. The Code, among other things, has a policy governing conflicts of interests generally and, in particular, prohibiting ownership of interests in certain other businesses, entering into co-investments with clients or relationships that may be perceived as impairing the ability of the individual or Huron from performing his or its duties, as the case may be, in an impartial manner, and use of corporate property for improper personal gain. Any exceptions require disclosure and approval by the Chief Compliance Officer and, in the case of directors, by the Audit Committee. The Code also prohibits Huron from making any personal loans or guaranteeing any personal obligations of board members and executive officers.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF AUDITOR

PricewaterhouseCoopers LLP, which has been the independent auditor for the Company since its inception, has been appointed by the Audit Committee as auditor for the Company and its subsidiaries for the fiscal year ending December 31, 2007. This appointment is being presented to the stockholders for ratification. The ratification of the appointment of the independent auditor requires the affirmative vote of the holders of a majority of the total shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting provided that a quorum of at least one-third of the outstanding shares are represented at the meeting. Abstentions will have the same effect as a vote against ratification. Broker non-votes will not be considered shares entitled to vote with respect to ratification of the appointment and will not be counted as votes for or against the ratification. Proxies submitted pursuant to this solicitation will be voted for the ratification of PricewaterhouseCoopers LLP as the Company’s auditor for the fiscal year ending December 31, 2007, unless specified otherwise.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2006 and December 31, 2005, and fees for other services rendered by PricewaterhouseCoopers LLP during those periods:

	2006	2005
	(in thousands)
Audit Fees	$885	$687
Audit Related Fees	352	69
Tax Fees	287	288
All Other Fees	3	—

Total	$1,527	$1,044

Audit Fees—all services, including tax services and accounting consultation, necessary to perform an audit of the consolidated financial statements of Huron; services in connection with statutory and regulatory filings or engagements; comfort letters; statutory audits; attest services; and consents and assistance with and review of documents filed with the SEC, including documents relating to our IPO and secondary offering.

Audit Related Fees—due diligence related to mergers and acquisitions; accounting consultations and audits in connection with acquisitions; internal control reviews; attest services that are not required by statute or regulations; consultation concerning financial accounting and reporting standards.

Tax Fees—tax compliance (preparation of original and amended tax returns, claims for refund and tax payment-planning services); tax planning; and other tax advice (assistance with tax audits and appeals, tax advice related to mergers and acquisitions, employee benefit plans and requests for rulings or technical advice from taxing authorities).

All Other Fees—any other work that is not Audit, Audit-Related or a Tax Service.

The Audit Committee considers whether the provision of these services is compatible with maintaining the auditor’s independence and has determined such services for fiscal 2006 and 2005 were compatible.

We have been advised by PricewaterhouseCoopers LLP that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company or its subsidiaries.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor.

The Audit Committee, on a periodic basis, determines certain services that have the general pre-approval of the committee. The Audit Committee must separately pre-approve any services not receiving such general pre-approval. Requests for such approval must be submitted by both the auditor and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence. No services are undertaken that are not pre-approved. The Audit Committee will establish pre-approved fee levels for all services to be provided by the auditor. On a periodic basis, the Chief Financial Officer and the auditor report to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts.

Report of the Audit Committee

The primary purpose of the Audit Committee is to assist the board of directors in its general oversight of the Corporation’s financial reporting process. The Audit Committee conducted its oversight activities for Huron Consulting Group Inc. and subsidiaries (“Huron”) in accordance with the duties and responsibilities outlined in the Audit Committee charter.

Huron’s management is responsible for the preparation, consistency, integrity and fair presentation of the financial statements, accounting and financial reporting principles, systems of internal control and procedures designed to ensure compliance with accounting standards, applicable laws, and regulations. Huron’s independent auditors, PricewaterhouseCoopers LLP, are responsible for performing an independent audit of the financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America.

The Audit Committee, with the assistance and support of the Huron finance department and management of Huron, has fulfilled its objectives, duties and responsibilities as stipulated in the Audit Committee charter and has provided adequate and appropriate independent oversight and monitoring of Huron’s systems of internal control for the fiscal year ended December 31, 2006.

These activities included, but were not limited to, the following during the fiscal year ended December 31, 2006:

•

Reviewed and discussed with management and the independent auditors the audited financial statements, the quarterly financial statements, and the quarterly and annual earnings press releases for the year ended December 31, 2006. Management has the primary responsibility for such financial statements and press releases.

•	Discussed with the independent auditors the matters requiring discussion by Statement on Auditing Standards No. 61 “Communication with Audit Committees.”

•

Received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 “Independence Discussions with Audit Committees,” and discussed with the independent auditors their independence.

In reliance on the committee’s review and discussions of the matters referred to above, the Audit Committee recommended to the board of directors that the audited financial statements be included in Huron’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

John McCartney, Chairman

DuBose Ausley

James D. Edwards

SUBMISSION OF STOCKHOLDER PROPOSALS

In order to be included in the Company’s Proxy Statement relating to its next annual meeting, stockholder proposals must be received by the Company no later than November 24, 2007 by the Corporate Secretary at the Company’s principal executive offices. Pursuant to the Company’s Bylaws, stockholders who intend to present an item for business at the next annual meeting (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide notice to the Corporate Secretary no earlier than January 9, 2008 and no later than February 8, 2008. Stockholder proposals must set forth (1) a brief description of the business desired to be brought before the annual meeting and the reason for conducting such business at the annual meeting, (2) the name and address of the stockholder proposing such business, (3) the number of shares of common stock beneficially owned by such stockholder and (4) any material interest of such stockholder in such business. The inclusion of any such proposal in such proxy material shall be subject to the requirements of the proxy rules adopted under the 1934 Act.

OTHER MATTERS

Management does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business that persons, other than the management, intend to present at the meeting. Should any other matters requiring a vote of the stockholders arise, the proxies in the enclosed form confer discretionary authority on the board of directors to vote on any other matter proposed by stockholders in accordance with their best judgment. Votes against proposals or abstentions from voting on proposals will not be used to adjourn or postpone the Annual Meeting of Stockholders.

The Company will bear the cost of soliciting proxies. To the extent necessary, proxies may be solicited by directors, officers and employees of the Company in person, by telephone or through other forms of communication, but such persons will not receive any additional compensation for such solicitation. The Company will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s shares. The Company will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of shares of the common stock that they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

By Order of the Board of Directors

Natalia Delgado, Corporate Secretary

Chicago, Illinois

March 23, 2007

Huron Consulting Group Inc.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.
X

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposal — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors
	For	Withhold		For	Withhold		For	Withhold
01 - James D. Edwards	☐	☐	02 - Gary E. Holdren	☐	☐	03 - John McCartney	☐	☐

2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s auditors for the fiscal year ending December 31, 2007.	For ☐	Against ☐	Abstain ☐

B Non-Voting Items

Change of Address — Please print your new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box

__________________________	_____________________________	_____________________________

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – Huron Consulting Group Inc.

Notice of 2007 Annual Meeting of Stockholders

1120 Avenue of the Americas

New York, NY 10036

Proxy Solicited by Board of Directors for Annual Meeting — May 8, 2007

Gary E. Holdren and Natalia Delgado, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Huron Consulting Group Inc. to be held on Tuesday, May 8, 2007 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees listed in Proposal 1 and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)